Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-202913 and 333-180300-03

November 10, 2015

Pricing Supplement Addendum No. 638 dated November 10, 2015

To the Pricing Supplement No. VLS ETN-2/ A12 dated September 25, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

VelocityShares™ 3x Long Silver ETN Linked to the S&P GSCI® Silver Index ER due October 14, 2031 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22539T597/US22539T5974

NYSE Arca Ticker Symbol:	USLV

Aggregate Offering Price of ETNs:	$852,607.50

Public Offering Price per ETN:	$11.3681

Principal Amount of ETNs:	$37,500,000

Principal Amount per ETN:	$500

Trade Date:	November 10, 2015

Settlement Date:	November 12, 2015

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-18 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse